EXHIBIT 10.2

February 4, 2022

Keith Brackpool
550 South Hope Street, Suite 2850
Los Angeles, CA  90071

Dear Keith,

This letter will confirm that, effective upon the appointment of Ms. Susan Kennedy as Executive Chair of the Board, you have kindly agreed to continue to take the lead on financing and lender relationships for the Board and serve as a non-executive Board member at the current compensation level for non-executives.

Concurrently, the 170,000 heretofore unvested restricted stock units previously issued to you under the company’s 2019 Equity Incentive Plan will accelerate and be deemed fully vested.

The Board greatly appreciates your tireless efforts in leading Cadiz over the past 21 years and is thankful for your willingness to continue to serve the Company as a Board member.

Very truly yours,

Cadiz Inc.

/s/ Winston H. Hickox
By:	Winston H. Hickox
Its:	Chairman of the Compensation Committee

Accepted:

/s/ Keith Brackpool

By:  Keith Brackpool